UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 23, 2011

SWS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19483	75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2011, John L. Holt Jr. announced his resignation from the positions of Executive Vice President of SWS Group, Inc. (the “Company”) and Chairman and Chief Executive Officer of Southwest Securities, FSB, the Company’s banking subsidiary (the “Bank”). Mr. Holt’s resignation will be effective immediately. On June 23, 2011, Jerry Pavlas was appointed to serve as Interim Chief Executive Officer of the Bank, filling the vacancy created as a result of Mr. Holt’s resignation.

Mr. Pavlas, 61, has served as Chief Operating Officer of the Bank since March 3, 2008 and is also a member of the board of directors of the Bank. Prior to joining the Bank, Mr. Pavlas served as Chief Executive Officer of Presidential Finance Company, an Atlanta-based commercial finance company, from 2002 to 2007. Mr. Pavlas began his career with Huntington Bank in 1971 and has served in various executive capacities in the banking and finance industries for more than 20 years. He has also served as a board member of the Texas Bankers Association, chaired the Advisory Board for the University of North Texas School of Community Service and served as a board member and Pacesetter Committee Chairman for the United Way of Denton County. Mr. Pavlas earned his B.A. Degree in Accounting from Cleveland State University.

Mr. Pavlas’ compensation will initially remain unchanged, but the Company has agreed to seek regulatory approval to increase Mr. Pavlas’ compensation to that of his predecessor.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: June 24, 2011	By:	/s/ Stacy M. Hodges
Stacy M. Hodges
Chief Financial Officer

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